UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-16093	16-0977505
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 French Road
Utica, New York	13502
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (315) 797-8375

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 17, 2013, CONMED Corporation (the “Company”), as a borrower, entered into an amended and restated credit agreement providing for a $350.0 million secured revolving credit facility (the “Credit Agreement”), among the Company, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).  The Credit Agreement comprises commitments from 8 financial institutions. The Credit Agreement permits the Company to designate foreign subsidiaries as additional borrowers. The Credit Agreement expires on January 17, 2018, at which time all outstanding amounts will be due and payable. There is $212 million outstanding under the Credit Agreement. The Credit Agreement amends and restates a credit agreement dated April 13, 2006, as amended by the first amendment dated November 30, 2010, that was due to expire in November 2015.

The Company’s borrowings under the Credit Agreement will bear interest at variable rates dependent on the Company’s consolidated senior leverage ratio (as defined in the Credit Agreement), calculated according to a base rate or a Eurocurrency rate plus an applicable margin, as the case may be.  The Company must pay facility commitment fees quarterly in arrears at rates dependent on the Company’s consolidated senior leverage ratio.  The applicable margin and rate for the facility commitment are set at agreed pricing levels until November 15, 2013 and will thereafter fluctuate dependent on the Company’s consolidated senior leverage ratio.

Borrowings under the Credit Agreement are secured by assets and rights of the Company and certain of its subsidiaries. The Credit Agreement contains customary covenants for transactions of this type, including three financial covenants: (i) a consolidated senior leverage ratio, as defined in the Credit Agreement, that must be maintained at a level of not greater than 3.5 to 1; (ii) a consolidated total leverage ratio, as defined in the Credit Agreement, that must be maintained at a level of not greater than 4 to 1; and (iii) a consolidated fixed charge coverage ratio, as defined in the Credit Agreement, that must be maintained at a level of not less than 2.5 to 1. In addition, as a condition precedent to each borrowing made under the Credit Agreement, as of the date of such borrowing, (i) no default or event of default shall have occurred and be continuing and (ii) the Company is to reaffirm that the representations and warranties made in the Credit Agreement are true and correct in all material respects.

The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company proving to be incorrect, defaults relating to other indebtedness of at least $25,000,000 in the aggregate, certain insolvency and receivership events affecting the Company or its subsidiaries, judgments not covered by insurance in excess of $25,000,000 in the aggregate being rendered against the Company or its subsidiaries, the acquisition by any person of more than 35% of the outstanding common stock of the Company, and the incurrence of certain ERISA liabilities that would reasonably be expected to have a material adverse effect.

In the event of a default by the Company, the Agent may, and at the direction of the requisite number of Lenders will, terminate the Lenders’ commitments to make loans under the Credit Agreement, declare the obligations under the Credit Agreement immediately due and payable and enforce any and all rights of the Lenders or Agent under the Credit Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the Lenders are automatically terminated and all outstanding obligations become immediately due and payable.

Certain of the lenders, agents and other parties to the Credit Agreement, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the company and its subsidiaries.  Such lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1
Amended and Restated Credit Agreement, dated January 17, 2013, among CONMED Corporation, the foreign subsidiary borrowers from time to time parties thereto, the lenders party thereto and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONMED CORPORATION
(	(Registrant)

	By:	/s/ Robert D. Shallish, Jr.
	Name:	Robert D. Shallish, Jr.
	Title:	Vice President – Finance and Chief Financial Officer

Date: January 18, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated January 17, 2013, among CONMED Corporation, the foreign subsidiary borrowers from time to time parties thereto, the lenders party thereto and JPMorgan Chase Bank, N.A.